UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                ----------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                         Date of Report January 9, 2007
                        (Date of earliest event reported)


                           DENTSPLY INTERNATIONAL INC
                 (Exact name of Company as specified in charter)


                       Delaware          0-16211     39-1434669
              (State of Incorporation) (Commission   (IRS Employer
                                        File Number)  Identification No.)


            221 West Philadelphia Street, York, Pennsylvania  17405
                (Address of principal executive offices)    (Zip Code)


                                (717) 845-7511 (Company's telephone number
               including area code)


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


_____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

The following information is furnished pursuant to Item 5.02

     On February 9, 2007, the Human Resources Committee (the "HR Committee") of the Board of Directors of Dentsply International Inc. (the "Company") adopted the 2007 Dentsply International Inc. Incentive Compensation Plan (the "Plan"). The HR Committee also established certain financial criteria and targets for 2007 in accordance with the Plan. For the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the targets are based on the budgeted level of corporate net income, adjusted for sales growth, achieved in 2007. For each of the Senior Vice Presidents in charge of operating groups, the targets are based on the budgeted level of corporate net income, adjusted for sales growth, and on the budgeted operating income level, adjusted for sales growth, of the applicable business group for which such executive is responsible. If the applicable targets are met at the 100% level, the Chief Executive Officer can earn a bonus equal to 100% of his base salary. The applicable percentage for the Chief Operating Officer is 75%, and for the Chief Financial Officer and other Senior Vice Presidents in charge of operating groups, the applicable percentage is 55%. If the targets established by the Human Resources Committee are exceeded, additional amounts may be earned up to 200% of the target bonus. Payment of incentive bonuses will be made under the Plan in 2008 based on performance in 2007.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DENTSPLY INTERNATIONAL INC
                                                   (Company)



                                          /s/ Brian M. Addison
                                              Brian M. Addison
                                              Vice President, Secretary and
                                              General Counsel

                                              Date: January 12, 2007